Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT

This SEPARATION OF EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by Suzanne Miglucci (“Employee”) and Charles & Colvard, Ltd. (the “Company”).

Employee was employed by the Company as its President and Chief Executive Officer pursuant to an employment agreement between Employee and the Company dated December 1, 2015, as amended by the Amendment to 2015 Employment Agreement dated April 9, 2020 (the “Employment Agreement”). The employment relationship between the Company and Employee terminated as of the Effective Resignation Date defined herein.

The Company is willing to provide Employee the severance benefits described herein in exchange for her entering into this Agreement, and the parties desire to terminate their employment relationship on mutually agreeable terms and avoid all litigation relating to the employment relationship and its termination.

Employee represents that she has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises set forth below, Employee and the Company agree as follows:

1.       RESIGNATION. Employee tenders, and the Company accepts, Employee’s voluntary resignation from all positions with the Company and its affiliates, including as a member of the Board of Directors, such voluntary resignation to be effective June 1, 2020 (“Effective Resignation Date”).

By signing this Agreement, Employee represents that she has been fully paid for all time worked and received all salary and all other amounts of any kind due to her from the Company with the sole exception of (a) her final paycheck for work during her final payroll period and for any accrued but unused vacation/paid time off, which will be paid on the next regularly scheduled payroll date following the Effective Resignation Date, (b) any previously submitted, but not yet paid, expense reimbursements or any expense reimbursements submitted within 10 days of the date of this Agreement and consistent with the terms of Company policy for such reimbursements, (c) the payments payable under this Agreement, and (d) any accrued and vested benefits payable pursuant to the Company’s employee benefit plans.

As of the Effective Resignation Date, the Employment Agreement shall terminate and neither party shall have any further obligations thereunder except that Employee specifically acknowledges and agrees that her obligations under paragraphs 8 (Definitions), 9 (Covenant Not to Compete), 10 (Confidentiality), 11 (Proprietary Information) and 21 (Publication) of the Employment Agreement shall continue after the termination of that Employment Agreement in accordance with their terms, and the Company specifically acknowledges and agrees that its obligations under paragraph 13 (Indemnification) shall survive the termination of the Employment Agreement and Employee’s employment by the Company.

2.	SEVERANCE BENEFITS.

A.       Severance Pay. The Company will pay Employee severance pay in an amount equal to one year of her current annual salary of Two Hundred Seventy-Seven Thousand, Nine Hundred Thirty-Eight and 00/100 Dollars ($277,938.00) (less applicable taxes and withholdings), payable in substantially equal installments. The installments will be paid on the same payroll schedule that was applicable to Employee immediately prior to her separation from service, provided that no further severance shall be paid if Employee executes but later revokes this Agreement in accordance with paragraph 5 below.

B.       COBRA Premium Assistance. If Employee timely and properly elects continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company will pay the COBRA premiums for coverage for her and her eligible dependents during the 12-month period immediately following the Effective Resignation Date.

Payment under this subparagraph 2B shall be made on a monthly basis, but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Employee be entitled to a cash payment or other benefit in lieu of the payment of the actual COBRA premium cost. The amount of expenses eligible for payment during any calendar year shall not be affected by the amount of expenses eligible for payment in any other calendar year.

Nothing in this Agreement shall constitute a guarantee of COBRA continuation coverage or benefits. Employee shall be solely responsible for all obligations in electing COBRA continuation coverage and taking all steps necessary to qualify for such coverage.

D.       Prior Equity Grants. The vested stock options previously granted by Company to Employee under the Charles & Colvard, Ltd. 2008 Stock Incentive Plan, as amended representing 330,991 shares of Company common stock shall be exercisable as set forth in the applicable option agreement, except that such options shall be exercisable through June 1, 2022. Employee understands that, as a result of such extension, any options not exercised by Employee with 90 days of the Effective Resignation Date may no longer qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Company has also agreed to waive the forfeiture of 130,000 shares of restricted stock granted under the Charles & Colvard, Ltd. 2018 Stock Incentive Plan and the restrictions on such restricted stock shall lapse effective as of the Effective Resignation Date.

The severance and other benefits afforded under this Agreement are in lieu of any other compensation or benefits, excluding accrued but unused vacation/paid time off (PTO) and vested retirement benefits, to which Employee otherwise might be entitled, and payment of the severance and other benefits is conditioned upon Employee’s compliance with the terms of this Agreement and all surviving terms of the Employment Agreement (including but not limited to paragraphs 8, 9, 10, 11 and 21).

3.	RELEASE.

A.       In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HERSELF AND HER ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS RELATED PARTIES (DEFINED BELOW) (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, SHE MAY HAVE OR CLAIM TO HAVE AGAINST THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES relating to her employment with the Company and separation therefrom arising before the execution of the Agreement to the fullest extent permitted by law, including but not limited to claims:

(i) for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity;

(ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), Fair Labor Standards Act of 1938 (“FLSA”), Family and Medical Leave Act of 1993 (“FMLA”), all as amended, and similar federal, state, and local laws) and claims under any other Company policy, plan or program, including the Charles & Colvard, Ltd. 2008 Stock Incentive Plan and the incentive plans and programs thereunder;

(iii) under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law); and

(iv) for attorneys’ fees.

Provided, however, the release of claims set forth in this Agreement does NOT:

(v) apply to claims for workers’ compensation benefits, vested retirement benefits or unemployment benefits filed with the applicable state agencies or where otherwise prohibited by law;

(vi) bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement; or

(vii) prohibit Employee from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission, Securities and Exchange Commission (SEC), Financial Industry Regulatory Authority (FINRA) or other self-regulatory or governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Company’s business or assisting with an investigation conducted internally by the Company; provided, however, that by signing this Agreement, Employee waives the right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings except as follows: This Agreement does not limit Employee’s right to receive an award for information provided to the SEC, FINRA, or any other securities regulatory agency or authority.

B.        Employee will not sue the Releasees on any matters relating to her employment or separation therefrom arising before the execution of this Agreement (with the sole exception of claims and challenges set forth in subparagraph A (v) through (vii) above), or join as a party with others who may sue on any such claims, or opt-in to an action brought by others asserting such claims, and in the event that Employee is made a member of any class asserting such claims without her knowledge or consent, Employee shall opt out of such action at the first opportunity.

C.       The Releasees which Employee is releasing by signing this Agreement include: the Company and its predecessors, successors, and assigns and its and/or their past, present and future owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, employee benefit plans (together with all plan administrators, trustees, fiduciaries and insurers) and agents.

4.	COMPANY INFORMATION AND PROPERTY.

A.       Employee shall not at any time after her employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information nor access or attempt to access any Company computer systems, networks or any resources or data that resides thereon.

Confidential or proprietary information is information relating to the Company or any aspect of its business which is not generally available to the public, the Company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge; however, nothing in this paragraph or in this Agreement or in the agreements referenced in subparagraph C below is intended, nor shall be construed, to (i) prohibit Employee from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency referenced in paragraph 3, (ii) interfere with, restrain, or prevent Employee communications regarding wages, hours, or other terms and conditions of employment, or (iii) prevent Employee from otherwise engaging in any legally protected activity. Moreover, notwithstanding the foregoing or any other provision in this Agreement, Employee cannot be held criminally or civilly liable under any federal or state trade secret law if she discloses a trade secret (iv) to federal, state, or local government officials, to her attorneys, or in a sealed court document, for the purpose of reporting or investigating a suspected violation of the law, or (v) to her attorneys or in a sealed court document in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of the law.

B.       All records, files or other materials maintained by or under the control, custody or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property and Employee shall return all such property. By signing this Agreement, Employee represents that:

(i)      Employee shall return all the Company property including but not limited to jewelry loaned on memo; credit cards; keys;  cell phone; air card; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof;

(ii)     Employee has turned over all Company passwords or access codes currently known to her which she created received, or obtained in connection with her employment;

(iii)    Employee has not deleted any emails, files or other information from any Company computer or device prior to her return of the property;

(iv)    Employee shall make all good faith efforts to permanently delete any Company information that may reside on her personal computer(s), other devices or accounts and, if requested by the Company, has submitted all personal computers, phones and other devices which she used for Company business, and has identified all personal accounts on which Company information has been placed and related passwords, to a third party vendor, as may be designated by the Company, for inspection and removal of any Company-related information; and

(v)      Employee will make all good faith efforts to cooperate with all reasonable requests made by the Company concerning winding up her work and transferring that work to those individuals designated.

C.       Nothing in this Agreement shall relieve Employee from any obligations under any other previously executed confidentiality, proprietary information or secrecy agreements. All such agreements shall continue to be in full force and effect upon the execution of this Agreement subject to the clarification set forth in subparagraph A above.

5.       RIGHT TO REVIEW AND REVOKE. The Company delivered this Agreement to Employee on May 25, 2020 by email delivery and desires that she have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises her to consult with her attorney prior to executing it and that she has twenty-one (21) days within which to consider it. In the event that Employee does not return an executed copy of this Agreement to Clint Pete at Charles & Colvard, Ltd., 170 Southport Drive, Morrisville, North Carolina 27560 by no later than the twenty-second (22nd) calendar day after receiving it, this Agreement and the obligations of the Company herein shall become null and void. Employee may revoke this Agreement during the seven (7) day period immediately following her execution of it. The Agreement will not become effective or enforceable until the revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to Clint Pete at the above address.

6.	MUTUAL NONDISPARAGEMENT.

A.       Employee represents and warrants that since receiving this Agreement, she (i) has not made, and going forward will not make, disparaging, defaming or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers or employees to third parties; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business. Nothing in this section nor in this Agreement is intended, nor shall be construed, to prohibit Employee from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency referenced in paragraph 3A, or with complying with terms of a lawfully issued subpoena or sworn testimony in litigation.

B.       Members of the Company’s Board of Directors and its executive officers shall not make any disparaging, defaming or derogatory remarks about Employee to third parties. Further, the Company hereby agrees to instruct its current and future management employees to comply with the same restrictions. Nothing in this section nor in this Agreement is intended, nor shall be construed, to prohibit these individuals from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency referenced in paragraph 3A, or with complying with terms of a lawfully issued subpoena or sworn testimony in litigation.

7.        COOPERATION. The parties agree that certain matters in which Employee has been involved during her employment may necessitate her cooperation with the Company in the future. Accordingly, to the extent reasonably requested by the Company, Employee shall cooperate with the Company in connection with such matters. The parties shall use all good faith efforts to ensure that the timing and amount of services hereunder will not conflict with Employee’s other time commitments, and the parties agree that Employee shall be permitted to perform such services remotely.

8.       INJUNCTIVE RELIEF. Because of the unique nature of the confidential information, Employee understands and agrees that the Company will suffer irreparable harm in the event that Employee fails to comply with any of Employee’s obligations under paragraph 4 of this Agreement and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, Employee agrees that the Company will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of paragraph 4 of this Agreement.

9.       OTHER. Except as expressly provided in this Agreement, (a) this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter, (b) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement, and (c) no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties. No change or modification of this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Employee’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended to avoid all litigation relating to Employee’s employment with the Company and her separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to her, liability which the Company denies.

This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law (without regard to its conflicts of laws provisions) and the applicable provisions of federal law, including but not limited to ADEA.

10.	SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)               Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Employee participates to bring it in compliance with Section 409A.

(b)               Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement relating to the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c)               Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(d)               Delayed Distribution to Key Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in the Company’s sole discretion, that Employee is a Key Employee of the Company on the date Employee’s employment with the Company terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Employee’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

EMPLOYEE REPRESENTS THAT SHE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/ Suzanne Miglucci	5/28/2020
Suzanne Miglucci	Date

CHARLES & COLVARD, LTD.

/s/ Clint Pete	5/28/2020
Clint Pete	Date
Title: Chief Financial Officer